Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Commences Cash Tender Offer for
any and all of its Outstanding 7.50% Senior Notes due 2021
The Woodlands, Texas (February 8, 2017) - Summit Midstream Partners, LP (NYSE: SMLP) announced today the commencement of an offer to purchase by its wholly owned subsidiaries Summit Midstream Holdings, LLC, a Delaware limited liability company (the “Company”), and Summit Midstream Finance Corp., a Delaware corporation (the “Co-Issuer”, and, together with the Company, the “Issuers” or “Summit”), for cash any and all of the Issuers’ outstanding 7.50% Senior Notes due 2021 (the “Notes”). As of February 7, 2017, there was $300.0 million aggregate principal amount of Notes outstanding. The tender offer is being made pursuant to an Offer to Purchase dated February 8, 2017 (as may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal and Notice of Guaranteed Delivery (as may be amended or supplemented from time to time, and together with the Offer to Purchase, the “Offer Documents”). The tender offer will expire at 5:00 p.m., New York City time, on February 14, 2017, unless extended (the “Expiration Time”). Tendered Notes may be withdrawn at any time before the Expiration Time.
Holders of Notes that are validly tendered and accepted at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery and subsequently deliver such Notes, each in accordance with the instructions described in the Offer Documents, will receive total cash consideration of $1,060.00 per $1,000 principal amount of Notes, plus any accrued and unpaid interest to, but not including, the settlement date, which is expected to be February 15, 2017, subject to satisfaction of the Financing Condition described herein.
The tender offer is contingent upon, among other things, Summit’s successful completion of a proposed debt financing transaction, the gross proceeds of which will be at least $350.0 million (the “Financing Condition”). The tender offer is not conditioned on any minimum amount of Notes being tendered. Summit may amend, extend or terminate the tender offer, in its sole discretion. On or after the settlement date, Summit may exercise its right to optionally redeem any Notes not validly tendered and purchased in the tender offer, pursuant to the terms of the indenture governing the Notes, but it is not obligated to do so.
The terms and conditions of the tender offer are described in the Offer Documents. BofA Merrill Lynch is serving as the dealer manager for the tender offer. Questions regarding the tender offer may be directed to BofA Merrill Lynch, at (888) 292-0070 (U.S. toll-free) and (980) 387-5602 (collect). Copies of the Offer Documents may be obtained from the Information Agent for the tender offer, D.F. King & Co., Inc. at (800) 755-7250 (U.S. toll-free) and (212) 269-5550 (collect), via email at smlp@dfking.com, or via the following web address: www.dfking.com/smlp.
None of Summit, its board of directors, its officers, the dealer manager, the depositary, the information agent or the trustee with respect to the Notes, or any of Summit’s or their respective affiliates, makes any recommendation that holders tender or refrain from tendering all or any portion of the principal amount of their Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if so, the principal amount of Notes to tender. The tender offer is being made only by the Offer Documents.
This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the tender offer. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer is required to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of Summit by the dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with

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customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah, (iv) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; and (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas. SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2015 Annual Report on Form 10-K as updated and superseded by the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 1, 2016, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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